Exhibit 99.1

EXECUTION VERSION

BRIDGE LOAN AGREEMENT

Dated as of December 3, 2010

Among

CATERPILLAR INC.,

as Borrower

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Banks

and

JPMORGAN CHASE BANK, N.A.,

as Agent

J.P. MORGAN SECURITIES LLC,

Sole Lead Arranger

and Sole Bookrunner

SCHEDULES

Schedule I	Commitments
Schedule 4.01(h)	ERISA

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Loan Notice
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Opinion of Counsel for the Borrower
Exhibit E	Form of Compliance Certificate

BRIDGE LOAN AGREEMENT

Dated as of December 3, 2010

Caterpillar Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns, the “Banks”) and JPMorgan Chase Bank, N.A., as agent (the “Agent”) for the Banks hereunder, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accumulated Other Comprehensive Income” means, on any date of determination, the accumulated other comprehensive income (loss) balance as presented in the Borrower’s financial statements compiled in accordance with generally accepted accounting principles.

“Activities” has the meaning specified in Section 7.02(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Group” has the meaning specified in Section 7.02(b).

“Agent’s Office” means the Agent’s office at the address as set forth in Section 8.02 or such other office as the Agent may from time to time notify the Borrower and the Banks.

“Agreement” means this Bridge Loan Agreement as it may from time to time be amended, restated, supplemented or otherwise modified.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Loan and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Rate” means, from time to time, the rate per annum, corresponding to the applicable date and Credit Rating as set forth below:

	Credit Ratings S&P/Moody’s
	Pricing Level I: A/A2		Pricing Level II: A-/A3		Pricing Level III: BBB+/Baa1		Pricing Level IV: BBB/Baa2
	Euro- Dollar	Base Rate	Euro Dollar	Base Rate	Euro- Dollar	Base Rate	Euro- Dollar	Base Rate
Closing Date until 89 days following the Closing Date	1.25%	0.25%	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%
90th Day following the Closing Date until 179th day following the Closing Date	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%
180th day following the Closing Date until 269th day following the Closing Date	1.875%	.875%	2.125%	1.125%	2.375%	1.375%	2.625%	1.625%
From the 270th day following the Closing Date and thereafter	2.375%	1.375%	2.625%	1.625%	2.875%	1.875%	3.125%	2.125%

If the Credit Ratings assigned by S&P and Moody’s fall in different Pricing Levels, then the higher of such Credit Ratings shall apply (with the Credit Rating for Pricing Level I being the highest and the Credit Rating for Pricing Level IV being the lowest), unless there is a split in Credit Ratings of more than one Pricing Level, in which case the Applicable Rate shall be determined by reference to a Credit Rating that is one Pricing Level lower than the higher of the Borrower’s two Credit Ratings.  If the Borrower shall maintain a Credit Rating from only one of S&P and Moody’s, then that single Credit Rating shall apply.  If the Borrower shall fail to maintain any Credit Rating, then the Applicable Rate shall be based on Pricing Level IV.

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Agent pursuant to this Agreement or the transactions contemplated herein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower to the Agent and without limiting or otherwise affecting either the Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Agent in connection with any such posting, “Approved Electronic Communication” shall exclude any notice that relates to a request for an extension of credit

(including any election of an interest rate or Interest Period relating thereto), (ii) any notice pursuant to Section 2.03 and any other notice relating to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) all notices of any Event of Default or unmatured Event of Default, (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Loan or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement and (v) service of process.

“Approved Electronic Platform” has the meaning specified in Section 8.02(d).

“Arranger” means J.P. Morgan Securities LLC.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Bank and an assignee, and accepted by the Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Availability Period” means the period from and including the Effective Date to and including November 30, 2011; provided, however, that in the event the Termination Date (as defined in the Merger Agreement) is extended pursuant to Section 7.01(b)(i) of the Merger Agreement, such latter date shall be similarly extended, but in no event later than June 30, 2012.

“Bank” has the meaning specified in the introductory paragraph hereof.

“Bank Insolvency Event” means, with respect to any Bank, that (i) such Bank or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Bank or its Parent Company or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) as long as none of the conditions described in Section 2.10(c) or (d) shall exist, the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means either the board of directors of the Borrower or any duly authorized committee of that board.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means a day of the year (i) on which banks are not required or authorized to close in New York City or Chicago, Illinois and (ii) if the applicable Business Day relates to any Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

“CFSC” means Caterpillar Financial Services Corporation, a Delaware corporation.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Company Material Adverse Effect” means a Company Material Adverse Effect, but not taking into account in such determination any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the Company Letter  (except as otherwise provided therein) or from the description of the factual matters set forth in the Filed SEC Documents (excluding for this purpose disclosures in the Filed SEC Documents that are (x) in the “Risk Factors” sections of the Filed SEC Documents or (y) cautionary, predictive or forward-looking in nature).  For purposes of the foregoing, “Company Letter” and “Filed SEC Documents” have the respective meanings described thereto in the Merger Agreement as in effect on the date of execution and delivery thereof.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, as to each Bank, its obligation to make Loans to the Borrower pursuant to Article II, in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule I or in the Assignment and Acceptance pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Termination Date” means the earliest of (i) the Closing Date, (ii) the last day of the Availability Period and (iii) the date of any termination of the Total Commitment pursuant to Section 2.03, 2.04 or 6.01.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or otherwise transmitted between the parties hereto relating to this Agreement, the Borrower or its Affiliates, or the transactions contemplated by this Agreement, including, without limitation, all Approved Electronic Communications.

“Company” means Bucyrus International, Inc., a Delaware corporation.

“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by the Company of the Merger or the other transactions contemplated by the Merger Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which the Company and its Subsidiaries operate, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of the Merger Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP (as such terms are defined in the Merger Agreement), or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Company Material Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of the Merger Agreement or to which the Borrower otherwise consents in writing, or which the Borrower requests, (G) change in prices or trading volume of the Company Common Stock (as defined in the Merger Agreement), provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Company Material Adverse Effect or (H) acts of terrorism not directed at the Company or any of its Subsidiaries or war (whether or not declared) or natural disasters occurring after the date hereof.

“Consolidated Net Tangible Assets” means as of any particular time, for the Borrower, the aggregate amount of assets after deducting therefrom (a) all current liabilities, (b) any current liability which has been reclassified as a long-term liability because such liability by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (c) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Borrower and its Subsidiaries prepared in accordance with generally accepted accounting principles.

“Consolidated Net Worth” means as at any date, the consolidated stockholders’ equity (including preferred stock but excluding “Pension and other post-retirement benefits” that are reflected in “Accumulated Other Comprehensive Income (loss)”) of the Borrower at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Rating” means, at any time, the credit rating on the Borrower’s long-term senior unsecured debt then most recently publicly announced by either Moody’s or S&P, and “Credit Ratings” means such credit ratings from both Moody’s and S&P.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under Plans covered by Title IV of ERISA.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that, with respect to a Eurodollar Rate Loan until the end of the then current Interest Period applicable thereto, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable law.

“Defaulting Bank” means, at any time, a Bank as to which the Agent has notified the Borrower that (i) such Bank has failed for three or more consecutive Business Days to comply with its obligations under this Agreement to make available its ratable portion of a Borrowing (a “funding obligation”) and such failure is continuing, unless such failure arises out of a good faith dispute between the applicable Bank and either the Borrower or the Agent, (ii) such Bank has notified the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such noncompliance arises out of a good faith dispute between the applicable Bank and either the Borrower or the Agent), or has made a public statement that it will not comply with any such funding obligation hereunder (unless such noncompliance arises out of a good faith dispute between the applicable Bank and either the Borrower or the Agent), or generally under other agreements in which it commits to extend credit, (iii) such Bank has, for three or more consecutive Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, provided that such Bank shall cease to be a Defaulting Bank under this clause (iii) upon receipt of such confirmation, or (iv) a Bank Insolvency Event has occurred and is continuing with respect to such Bank; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or its Parent Company by a Governmental Authority or an instrumentality thereof.  The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disposition” or “Dispose” means, with respect to any Person, (i) any sale, transfer, license, lease or other disposition of any property or assets by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any Equity Issuance by any Subsidiary of such Person (excluding any such Equity Issuance that would, if made by the Borrower, constitute an Excluded Equity Issuance); provided that the term Disposition shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Dollars” and the sign “$” each means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 8.06.

“Eligible Financial Institution” means, as of the date of any assignment as contemplated in Section 8.07(a)(i), a commercial bank or financial institution (i) with a credit rating on its long-term senior unsecured debt of either (a) “AA-” or better from S&P or (b) “Aa3” or better from Moody’s; and (ii) having shareholders’ equity of not less than $5,000,000,000.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower after the Effective Date of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in it.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA.

“ERISA Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate of the Borrower from a “multiemployer plan” as defined in Section 4001(a) of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Base Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London Time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London Time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, with respect to any Interest Period, an interest rate obtained by dividing (i) the Eurodollar Base Rate applicable to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage, such Eurodollar Rate to be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” means, for any date, that percentage (expressed as a decimal) which is in effect on such date, as prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of Eurocurrency Liabilities having a term equal to the applicable Interest Period (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Equity Issuances” means any Equity Issuance of the Borrower pursuant to employee and other benefit plans, stock option or stock purchase plans, management equity plans, equity compensation plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Borrower existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stock holders of the Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement so titled dated November 14, 2010 among the Borrower, JPMorgan and the Arranger.

“Foreign Subsidiary” means (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any political subdivision thereof or (ii) any Subsidiary of any Person described in the foregoing clause (i).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Information Memorandum” means the Confidential Information Memorandum dated November 2010 in the form approved by the Borrower concerning the Borrower and its Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to the transactions contemplated by this Agreement and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Insignificant Subsidiary” means, on any date, any Subsidiary of the Borrower whose aggregate asset value, as reasonably calculated by the Borrower in accordance with generally accepted accounting principles, is at less than or equal to $50,000,000 on such date.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last day of each February, May, August and November and the Maturity Date.

“Interest Period” means, for each Loan comprising part of the same Borrowing, the period commencing on the date of such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 1, 2, or 3 months, in each case as the Borrower may, in the related Loan Notice, select; provided, however, that:

(i)            the duration of any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(ii)           Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration; and

(iii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Loan Notice” means a notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Loans” means the loans made by the Banks to the Borrower pursuant to this Agreement.

“Majority Banks” means at any time Banks holding more than 50% of the Total Commitment, or if the Commitments have been terminated, Banks holding more than 50% of the then aggregate unpaid principal amount of the Loans.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Maturity Date” means the first anniversary of the Closing Date.

“Merger” means the merger of a Subsidiary of the Borrower with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of November 14, 2010 among the Borrower, Badger Merger Sub, Inc. and the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto, and if Moody’s ceases to issue ratings of the type described herein with respect to the Borrower, then the Borrower and the Agent, with the consent of the Majority Banks, shall agree upon a mutually acceptable replacement debt rating agency and shall further agree, upon determination of such replacement agency, to determine appropriate equivalent ratings levels to replace those contained herein.

“Net Cash Proceeds” means, (a) with respect to any Disposition by the Borrower or any Subsidiary, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Borrower or a Subsidiary in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or a Subsidiary in connection with such Disposition, (ii) all taxes (including taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly or indirectly to the Borrower or a Subsidiary by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Borrower or a Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Borrower or a Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition, (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or a Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or a Subsidiary, in either case in respect of such Disposition and (vii) amounts applied or committed to be applied to the purchase price of property or assets useful in the business of the Borrower or its Subsidiaries within 365 days after the receipt of such proceeds, (b) with respect to any Property Loss Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary unless the repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence, net of (i) amounts applied or committed to be applied, to the restoration or repair of damaged property or assets or to the purchase price of replacement property or assets or other similar property or assets useful in the business of the Borrower or its Subsidiaries within 365 days after the receipt of such proceeds and (ii) taxes, including Specified Taxes, and (c) with respect to any other Reduction Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary in respect of such Reduction Event, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower or such Subsidiary in connection therewith and net of taxes paid or estimated to be payable as a result thereof (including Specified Taxes).

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank.

“Note” means a promissory note executed by the Borrower in favor of a Bank pursuant to Section 2.08, substantially in the form of Exhibit A.

“Other Credit Agreements” means (a) that certain Credit Agreement (364-Day Facility), dated as of September 16, 2010, among the Borrower and certain of its Subsidiaries, as borrowers thereunder, certain financial institutions party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Japan Local Currency Agent, Citibank International plc, as Local Currency Agent, and Citibank, N.A., as agent for such banks, (b) that certain Credit Agreement (Five-Year Facility), dated as of September 20, 2007, among the Borrower and certain of its Subsidiaries, as borrowers thereunder, certain financial institutions party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Japan Local Currency Agent, and Citibank, N.A., as agent for such banks, and (c) that certain Credit Agreement (4-Year Facility), dated as of September 16, 2010, among the Borrower and certain of its Subsidiaries, as borrowers thereunder, certain financial institutions party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Japan Local Currency Agent, Citibank International plc, as Local Currency Agent, and Citibank, N.A., as agent for such banks, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Assignee” means a Person approved by the Borrower for purposes of Section 8.07 by way of written notice to the Agent.  The Agent shall notify any Bank upon request whether a Person is or is not a Permitted Assignee.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any multiemployer plan or single employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained, for employees of the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to each Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), (x) at any time on or prior to the funding of the Loans, the numerator of which is the amount of the Commitment of such Bank at such time and the denominator of which is the amount of the Total Commitment at such time; and (y) at any time after the funding of the Loans, the numerator of which is the aggregate outstanding principal amount of the Loans of such Bank at such time and the denominator of which is the aggregate outstanding principal amount of the Loans at such time.

“Property Loss Event” means (a) any loss of or damage to property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance) exceeding $250,000,000 (individually or in the aggregate) or (b) any taking of property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof exceeding $250,000,000 (individually or in the aggregate).

“Purchase Claims” means the outstanding liens on or claims against or in respect of any of the accounts receivable of the Borrower or any of its Subsidiaries arising out of the sale or securitization by the Borrower of any of its Subsidiaries of such accounts receivable.

“Reduction Amount” means, in relation to any Reduction Event, the largest integral multiple of $1,000,000 that does not exceed the amount of the related Net Cash Proceeds.

“Reduction Event” means any Specified Asset Sale, Property Loss Event, Specified Debt Financing or Specified Equity Issuance.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, members, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Restricting Information” means material non-public information with respect to the Borrower or its securities.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto, and if S&P ceases to issue ratings of the type described herein with respect to the Borrower, then the Borrower and the Agent, with the consent of the Majority

Banks, shall agree upon a mutually acceptable replacement debt rating agency and shall further agree, upon determination of such replacement agency, to determine appropriate equivalent ratings levels to replace those contained herein.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries to the same buyer (or affiliated buyers) outside the ordinary course of business; provided that “Specified Asset Sale” shall not include (i) a Disposition or series of related Dispositions the Net Cash Proceeds of which do not exceed $250,000,000 in the aggregate for such Disposition or series of related Dispositions, (ii) Dispositions by the Borrower to any Subsidiary, (iii) Dispositions by any Subsidiary to the Borrower or any other Subsidiary, (iv) Dispositions by Foreign Subsidiaries to the extent that, in the case of this clause (iv), repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence or (v) Dispositions in connection with receivables facilities or securitization facilities excluded from the definition of “Specified Debt Financing” pursuant to clause (i) thereof.

“Specified Debt Financing” means any issuance of debt securities (whether in a public offering or a private placement) or borrowing of term loans (other than the Loans) by the Borrower or any of its Subsidiaries (other than CFSC and its Subsidiaries) for gross proceeds exceeding $250,000,000, but excluding (i) incurrence of Debt pursuant to credit facilities (including, without limitation, pursuant to the Other Credit Agreements), receivables facilities or securitization facilities existing on the Effective Date (including any refinancing, renewals, increases or extensions thereof) or issuance of commercial paper supported by such facilities, (ii) any Debt incurred in the ordinary course of business, (iii) any transactions between the Borrower and any Subsidiary, (iv) any transactions between or among Subsidiaries and (v) incurrence of Debt by Caterpillar Japan Ltd. in an aggregate principal amount not to exceed ¥70,000,000,000 (Japanese Yen).

“Specified Equity Issuance” means any Equity Issuance by the Borrower other than an Excluded Equity Issuance.

“Specified Representations” means the representations and warranties of the Borrower contained in Section 4.01(a)(i), (b), (c), (d) and (g).

“Specified Taxes” has the meaning specified in the definition of “Net Cash Proceeds”.

“Subsidiary” means, with respect to any Person, (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Commitment” means, at any time, the sum of all of the Banks’ Commitments at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56,115 Stat. 272 (2001), as amended.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) and all references contained herein to generally accepted accounting principles shall mean United States generally accepted accounting principles.

ARTICLE II
THE COMMITMENTS AND LOANS

SECTION 2.01.  Loans.  Subject to the terms and conditions set forth herein, each Bank severally agrees to make one or more Loans to the Borrower on a single Business Day during the Availability Period, in an aggregate amount not to exceed the amount of such Bank’s Commitment.  The Commitments shall terminate on the Commitment Termination Date (after the making of any Loans to be made hereunder on such date in accordance with the terms and conditions hereof).  The Commitments are not revolving in nature, and amounts borrowed under this Section 2.01 and repaid under Section 2.03(a) or prepaid under Section 2.03(b) may not be reborrowed.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02.  Borrowings, Conversions and Continuations of Loans.

(a)  Each borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 9:00 a.m. (New York City time) (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Agent of a written Loan Notice, appropriately completed.  Each borrowing, conversion or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing of Loans, a conversion of Loans from one Type to the other, or a continuation of

Eurodollar Rate Loans, (ii) the requested date of the borrowing (which date shall be the Closing Date), conversion or continuation, as the case may be (which, in each case, shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)  Following receipt of a Loan Notice, the Agent shall promptly notify each Bank of the amount of its Pro Rata Share of the Loans, and if no timely notice of a continuation is provided by the Borrower, the Agent shall notify each Bank of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a borrowing of Loans, each Bank shall make the amount of its Pro Rata Share of such Loans available to the Agent in immediately available funds at the Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Article III, the Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(c)  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Banks.

(d)  The Agent shall promptly notify the Borrower and the Banks of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Agent shall be conclusive in the absence of manifest error.

(e)  After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time.

SECTION 2.03.  Prepayments; Maturity.

(a)  Voluntary Prepayments. The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Agent not later than 9:00 a.m., (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans. Any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Agent will promptly notify each Bank of its receipt of each such notice, and of the amount of such Bank’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 8.04(b).  Each such prepayment shall be applied to the Loans of the Banks in accordance with their respective Pro Rata Shares.

(b)  Mandatory Commitment Reductions and Prepayments. Upon the occurrence of any Reduction Event, (i) on or prior to the Closing Date, the Total Commitment shall be permanently and ratably reduced by an amount equal to the related Reduction Amount and (ii) after the Closing Date, the Borrower shall apply an amount equal to the related Reduction Amount to ratably prepay the outstanding Loans, any such prepayment to be effected within five Business Days after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event and any such reduction to be effective immediately after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event. The Borrower shall notify the Agent of any Reduction Event and the related Reduction Amount not later than the date of such Reduction Event, and the Agent shall promptly notify the Banks thereof.  The requirement that a prepayment be made pursuant to this Section 2.03(b) shall not give rise to an Event of Default under Section 6.01(d)(iii) hereof and each Lender that is a lender party to any Other Credit Agreement hereby agrees in such capacity that the requirement that a prepayment be made pursuant to this Section 2.03(b) shall not give rise to an “event of default” pursuant to the provision of such Other Credit Agreement that corresponds to Section 6.01(d)(iii) hereof.

(c)  Maturity. The Borrower shall repay to the Banks on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

SECTION 2.04.  Voluntary Termination or Reduction of Commitments.  The Borrower may, upon notice to the Agent, terminate the Total Commitment, or from time to time permanently reduce the Total Commitment; provided that (i) any such notice shall be received by the Agent not later than 9:00 a.m. three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  The Agent will promptly notify the Banks of any such notice of termination or reduction of the Total Commitment.  Any reduction of the Total Commitment shall be applied to the Commitment of each Bank according to its Pro Rata Share.  All undrawn commitment fees accrued until the effective date of any termination of the Total Commitment shall be paid on the effective date of such termination.

SECTION 2.05.  Interest.

(a)           Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii)

each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           If any amount payable by the Borrower under this Agreement or any Note is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

SECTION 2.06.  Fees.

(a)           Undrawn Commitment Fee.   The Borrower shall pay to the Agent for the account of each Bank in accordance with its Pro Rata Share, an undrawn commitment fee which shall accrue at the rate of 0.15% per annum on the daily amount of the undrawn Commitment of such Bank during the period from and including the Effective Date to but excluding the Commitment Termination Date.  Accrued fees shall be payable quarterly in arrears on the last day of each February, May, August and November prior to the Commitment Termination Date and on the Commitment Termination Date.

(b)           Duration Fee.  If the Loans have not been repaid in full in cash on or prior to:

(i)            the 90th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.50% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Agent for the account of each Bank in accordance with its Pro Rata Share;

(ii)           the 180th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Agent for the account of each Bank in accordance with its Pro Rata Share; and

(iii)          the 270th day after the Closing Date, a fully earned and non-refundable duration fee equal to 1.25% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Agent for the account of each Bank in accordance with its Pro Rata Share.

(c)           Other Fees.  The Borrower shall pay to the Agent, the Arranger and the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.

SECTION 2.07.  Computation of Interest and Fees.

All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest and all computations of undrawn commitment fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08  Evidence of Debt.

The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.  In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Bank made through the Agent, the Borrower shall execute and deliver to such Bank (through the Agent) a Note, which shall evidence such Bank’s Loans in addition to such accounts or records.  Each Bank may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

SECTION 2.09.  Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any setoff, deduction or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the Banks, at the Agent’s Office in Dollars not later than 12:00 noon on the date specified herein in immediately available funds.  The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Bank’s Applicable Lending Office.  All payments received by the Agent after the applicable time specified in this Section 2.09(a) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Unless the Agent shall have received notice from a Bank prior to the proposed time of any borrowing of Loans that such Bank will not make available to the Agent such Bank’s share of such borrowing, the Agent may assume that such Bank has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Agent, then such

Bank and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Bank, the greater of (1) the Federal Funds Rate and (2) a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the related Loan.  If the Borrower and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Bank pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Bank’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Agent.

(ii)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Banks that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Bank in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of (1) the Federal Funds Rate and (2) a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Bank or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           If any Bank makes available to the Agent funds for any Loan to be made by such Bank as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall promptly return such funds (in like funds as received from such Bank) to such Bank, without interest.

(d)           The obligations of the Banks hereunder to make Loans and to make payments pursuant to Section 7.09 are several and not joint.  The failure of any Bank to make any Loan on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan.  Nothing contained herein shall impair the rights and remedies of the Borrower against any Bank under applicable law as a result of such Bank’s failure to make any Loan on the date required hereunder.

(e)           Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.10.  Increased Costs; Capital Adequacy; Illegality.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Loans, to the extent already included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, then the Borrower shall from time to time, upon written demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.  A certificate describing in reasonable detail the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall create a rebuttable presumption of such increased cost.

(b)  If any Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or by any Person controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s Loans or commitment to lend hereunder, then, upon written demand by such Bank (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank (or, if applicable, such Person controlling such Bank) in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend hereunder.  A certificate describing in reasonable detail such amounts submitted to the Borrower by such Bank shall create a rebuttable presumption of such amounts.

(c)  If any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) all Eurodollar Rate Loans of such Bank then outstanding shall begin bearing interest at the Base Rate for the Interest Period selected by the Borrower in accordance with the procedures of Section 2.02(a), notwithstanding any prior election by the Borrower to the contrary, either (x) one Business Day after such notice, or (y) if such Bank may lawfully continue to maintain and fund such Loans at the applicable Eurodollar Rate to a later day during such Interest Period, on such later day (in which case the Borrower shall in addition reimburse such Bank for any resulting losses as provided in Section 8.04(b)) and (ii) the obligation of such Bank to make Eurodollar Rate Loans shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and until such notification has been given, such Bank shall fund its Pro Rata Share of any Borrowing comprised of Eurodollar Rate Loans as a Base Rate Loan.

(d)  If the Majority Banks shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Loans comprising such Borrowing will not adequately reflect the cost to such Majority Banks of making or funding their respective Eurodollar Rate Loans for such Borrowing, the Agent shall so notify the Borrower, and the right of the Borrower to select the Eurodollar Rate for such Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Base Rate Loan.

(e)  In the event that a Bank (an “Affected Bank”) demands payment from the Borrower at any time pursuant to subsection (a) or (b) of this Section 2.10, then from such time and for so long thereafter as such Bank remains an Affected Bank, the Borrower may either (1) terminate such Affected Bank’s Commitment hereunder or (2) replace such Affected Bank with another bank or banks acceptable to the Agent (the consent of the Agent not to be unreasonably withheld or delayed); provided that (i) no Event of Default has occurred and is continuing at such time, (ii) in the case of clause (2), the Affected Bank and the replacement bank(s) execute and deliver to the Agent an Assignment and Acceptance and such other documents, agreements and instruments as the Agent may reasonably require in order to effectuate the assumption by such replacement bank(s) of the Affected Bank’s obligations hereunder, and (iii) the Affected Bank has been paid all amounts due to it hereunder.  In no event shall the replacement of an Affected Bank impair or otherwise affect the obligation of the Borrower to make the payments demanded by such Affected Bank pursuant to this Section 2.10 and, if applicable, Section 8.04(b).

SECTION 2.11.  Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, a copy of a receipt evidencing payment thereof; provided, however, that such copy shall be furnished solely for the purpose of enabling the Agent to verify the payment of such Taxes by the Borrower as required above.  If any Bank or the Agent, as a recipient of payments called for hereunder, shall be exempt from or entitled to a reduced rate of any Taxes, particularly those imposed by way of withholding, whether by virtue of the provisions of a relevant treaty or otherwise, it shall be incumbent upon such Bank or the Agent to (a) so inform the Borrower, (b) furnish to the Borrower whatever certification or other documentation may be required by law or regulation to establish such exemption or reduced rate, and (c) cooperate with the Borrower in any and all other respects to the extent necessary to establish such exemption or eligibility for reduced rate.

(e)  Any Bank whose Loans have resulted in the imposition of Taxes shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps as would eliminate or reduce the amount of such Taxes; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Bank, such steps would be disadvantageous to such Bank.

(f)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.12.  Sharing of Payments, Etc.  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Sections 2.10, 2.11 or 8.04) in excess of its ratable share of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith notify the Agent thereof and purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.13.  Tax Forms.  Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the Effective Date (or in the case of any Person becoming a Bank hereunder pursuant to Section 8.07, on or before the date of acceptance by the Agent of the applicable Assignment and

Acceptance), duly completed and signed copies of either Form W-8BEN (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, under this Agreement) or Form W-8-ECI (relating to all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, under this Agreement) of the United States Internal Revenue Service and Form W-8BEN (relating to the foreign status exemption from United States federal income tax backup withholding), or, in any such case, such successor forms as shall be adopted from time to time by the relevant United States taxing authorities.  Thereafter and from time to time, each such Bank shall, to the extent that it may lawfully do so, submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower or the Agent from such Bank and (ii) required under then-current United States law or regulations to determine the United States withholding taxes on payment in respect of all amounts to be received by such Bank at any Applicable Lending Office designated by such Bank, including fees, under this Agreement.  Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate to the effect that it is such a United States person.  If any Bank determines that it is unable to submit to the Borrower and the Agent any form or certificate that such Bank is obligated to submit pursuant to this Section 2.13, or that such Bank is required to withdraw or cancel any such form or certificate previously submitted, such Bank shall promptly notify the Borrower and the Agent of such fact.

SECTION 2.14.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)           Such Defaulting Bank will not be entitled to any undrawn commitment fees accruing during such period pursuant to Section 2.06(a) (without prejudice to the rights of the Banks other than Defaulting Banks in respect of such fees);

(b)           The Borrower may terminate the Commitment of a Defaulting Bank upon not less than three (3) Business Days’ prior notice to the Agent (which will promptly notify the Banks thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Agent or any Bank may have against such Defaulting Bank;

(c)           The Borrower may, upon notice to the Agent and such Defaulting Bank, require such Defaulting Bank to assign at par all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided that the Defaulting Bank and the assignee(s) shall execute and deliver to the Agent an Assignment and Acceptance and such other documents, agreements and instruments as the Agent may reasonably require in order to effectuate the assumption by such replacement bank(s) of the Defaulting Bank’s obligations hereunder; and

(d)           In the event that the Borrower and the Agent agree in writing in their discretion that a Bank that is a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will cease to be a Defaulting Bank and will be a Non-Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01.  Conditions Precedent to Initial Loans.  The obligation of each Bank to make its Loans on the Closing Date is subject to the conditions precedent that:

(a)        The Agent shall have received the following, each dated the Effective Date, in form and substance satisfactory to the Agent:

(i)         A fully executed copy of this Agreement;

(ii)        Certified copies of the resolutions of the Board of Directors of the Borrower evidencing corporate authority to execute and deliver this Agreement, the Notes and the other documents to be delivered hereunder, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other documents to be delivered hereunder;

(iii)       A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder; and

(iv)       A favorable opinion of counsel for the Borrower, given upon its express instructions, substantially in the form of Exhibit D hereto.

(b)        Since November 14, 2010, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time (as defined in the Merger Agreement) any Closing Company Material Adverse Effect.

(c)        The representations made by or on behalf of the Company and its Subsidiaries in the Merger Agreement as are material to the interests of the Banks, but only to the extent that the Borrower has (or a Subsidiary of the Borrower has) the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, shall be true and correct as of the Closing Date.

(d)        The Specified Representations shall be true and correct as of the Closing Date.

(e)        No Event of Default, and no event that with the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing as of the Closing Date (other than an Event of Default, or an event that with the giving of notice or lapse of time or both would become an Event of Default, arising under Section 6.01(b) as a result of representations and warranties (other than the Specified Representations) made or deemed made by the Borrower hereunder).

(f)         The Merger shall be consummated simultaneously (or substantially simultaneously) with the funding of the Loans pursuant to the Merger Agreement; and the Merger Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Banks without the Arranger’s prior written consent (such consent not to be unreasonably withheld or delayed).

(g)        The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for each subsequent fiscal quarter ended at least 60 days before the Closing Date, which financial statements of the Borrower shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under such Act on Form S-1.

(h)        The Borrower shall have a Credit Rating after giving effect to the Merger of at least BBB+ (with stable (or better) outlook) from S&P and a Credit Rating of at least Baa1 (with stable (or better) outlook) from Moody’s.

(i)         All fees required to be paid (including fees payable on or prior to the Closing Date pursuant to the Fee Letter) by the Borrower, and all expenses required to be reimbursed by the Borrower, to the Agent, the Arranger or any Bank prior to the Closing Date shall have been paid, to the extent that such invoices have been presented to the Borrower prior to the Closing Date.

(j)         The Banks shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as of the Effective Date and (solely with respect to the Specified Representations) as of the Closing Date, as follows:

(a)  Organization; Qualification.  The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is duly qualified to transact business and is in good standing as a foreign corporation in every jurisdiction in which failure to qualify would reasonably be expected to materially adversely affect (A) the financial condition or operations of the Borrower and its consolidated Subsidiaries taken as a whole or (B) the ability of the Borrower to perform its obligations under this Agreement and the Notes.

(b)  Authority; No Conflict.  The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower.

(c)  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d)  Execution; Enforceability.  This Agreement has been duly executed and delivered by a duly authorized officer of the Borrower.  Upon execution of this Agreement by the Agent and when the Agent shall have been notified by each Bank that such Bank has executed this Agreement, this Agreement will be, and the Borrower’s Notes when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by the effect of general principles of equity.

(e)  Accuracy of Information; Material Adverse Change.  The consolidated balance sheets of the Borrower as at December 31, 2009 and as at September 30, 2010, and the related consolidated statements of income and changes in stockholders’ equity of the Borrower for the fiscal year and nine-month period, respectively, then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for such periods, all in accordance with generally accepted accounting principles consistently applied.  Since December 31, 2009, there has been no material adverse change in such condition or operations.

(f)  Litigation.  There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of the Borrower and its consolidated Subsidiaries taken as a whole or which purports to affect the legality, validity or enforceability of this Agreement or any Note or which is reasonably likely to materially adversely affect the ability of the Borrower to perform its obligations under this Agreement and the Notes.

(g)  Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).  Following the application of the proceeds of each Loan, no more than 25% of the value of the assets of the Borrower will consist of, or be represented by, Margin Stock.

(h)  ERISA.  Each Plan of the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate complies in all material respects with ERISA, the Code and regulations thereunder and the terms of such Plan, except for such noncompliance as would not reasonably be expected to have a materially adverse effect on the ability of the Borrower to perform its obligations under this Agreement and the Notes.  Each Plan has satisfied the minimum funding standard under Section 412(a) of the Code without the need of any funding waiver under Section 412(c) of the Code.  Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code whereby such prohibited transaction has materially adversely affected the business, financial condition or results of operations of the Borrower and any of its Subsidiaries, taken as a whole, or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event.  Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.  Except as disclosed in Schedule 4.01(h), neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Code or Section 430 of the Code on or before the due date for such installment or other payment.  Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.

(i)  Taxes; Assessments.  The Borrower has paid or discharged, or caused to be paid or discharged, before the same shall have become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary of the Borrower or upon the income, profits or property of the Borrower or any Subsidiary of the Borrower, other than (i) such taxes, assessments and governmental charges the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, or (ii) up to $10,000,000 at any time in aggregate taxes, assessments, and governmental charges so long as no material adverse effect upon the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, would reasonably be expected to result therefrom, and so long as, upon knowledge thereof, the Borrower or applicable Subsidiary either promptly pays the applicable delinquent amount or contests such amount as contemplated above.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants.  So long as any Loan shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

(a)  Corporate Existence, Etc.  Subject to Section 5.02(b), do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower shall not be required to preserve any such right or franchise if its board of directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement and its Notes.

(b)  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, noncompliance with which would reasonably be expected to materially adversely affect (i) the financial condition or operations of the Borrower and its consolidated Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes.

(c)  Maintenance of Properties.  Cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary of the Borrower and would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement and the Notes.

(d)  Payment of Taxes and Other Claims.  Pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Borrower or any of its Subsidiaries or upon the income, profits or property of the Borrower or any of its Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Borrower or any of its Subsidiaries; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings; provided, further, that up to $10,000,000 in aggregate taxes, assessments, governmental charges, and lawful claims as described above may be delinquent at any time so long as no material adverse effect upon the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, could reasonably be expected to result therefrom, and so long as, upon knowledge thereof, the Borrower or applicable Subsidiary either promptly pays the applicable delinquent amount or contests such amount as contemplated above.

(e)  Use of Proceeds.  Use all proceeds of Loans solely to pay the cash consideration payable pursuant to the Merger Agreement, to repay Debt of the Company and its Subsidiaries and to pay the fees and expenses incurred in connection with the Merger Agreement and related transactions.

(f)  Reporting Requirements.  Furnish to the Banks:

(i)  as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as of the end of such quarter, and a consolidated statement of income and changes in stockholders’ equity of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter;

(ii)  as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower, containing consolidated financial statements of the Borrower for such year, certified (A) in a manner acceptable to the Majority Banks by PricewaterhouseCoopers L.L.P. or other independent public accountants acceptable to the Majority Banks and (B) as may be required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all rules and regulations enacted under or in connection therewith;

(iii)  together with each delivery of any financial statements pursuant to clauses (i) and (ii) above, a Compliance Certificate in substantially the form of Exhibit E hereto, demonstrating in reasonable detail compliance as at the end of the applicable accounting periods with the covenants contained in Section 5.03;

(iv)  as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(v)  promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements (without exhibits) which the Borrower or any of its Subsidiaries (without duplication) files with the Securities and Exchange Commission or any national securities exchange, in each case without duplication of materials furnished to the Banks pursuant to clauses (i) or (ii) of this subsection (f);

(vi)  promptly after the written request of the Agent or any Bank, copies of all reports and notices which the Borrower or any ERISA Affiliate or Subsidiary of the Borrower files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Borrower or any ERISA Affiliate or Subsidiary of the Borrower receives from any such Person;

(vii)  promptly after (A) the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Borrower or any of its material property, or (B) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, and in the case of either (A) or (B), which the Borrower reasonably believes is likely to be resolved against the Borrower and, if so resolved against the Borrower, is reasonably anticipated by the Borrower to materially adversely affect (x) the financial condition of the Borrower and its consolidated Subsidiaries taken as a whole or (y) the ability of the Borrower to perform its obligations under this

Agreement and the Notes (without duplication of notices furnished to the Banks pursuant to clause (v) of this subsection (f));

(viii)  promptly after (A) the occurrence thereof, notice that (1) an ERISA Termination Event or a “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan of the Borrower has occurred and there shall result therefrom a liability or material risk of incurring a liability to the PBGC or a Plan that will have a material adverse affect upon the business or financial condition or results of the Borrower and its Subsidiaries, taken as a whole, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, (2) the Borrower or an ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 or Section 430 of the Code and (3) the plan administrator of any Plan has applied under Section 412(c) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code, together with copies of such waiver application, and (B) actual knowledge thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan;

(ix)  (A) on the Closing Date, the then Credit Ratings for the Borrower from S&P and Moody’s and (B) within two (2) Business Days after the Borrower receives notice from S&P or Moody’s of a change in any of the Borrower’s Credit Ratings, the Borrower’s revised Credit Ratings (or, if applicable, notice that a Credit Rating will no longer be received from such rating service); and

(x)  such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Bank through the Agent may from time to time reasonably request in writing with an indication of the reason for such request.

Financial statements and other documents required to be furnished pursuant to Section 5.01(f)(i) or (ii) (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been furnished on the date on which (i) the Borrower posts such financial statements or other documents, or provides a link thereto, on the Borrower’s website on the Internet, or (ii) such financial statements or other documents are posted on behalf of the Borrower on the Approved Electronic Platform or an Internet or intranet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent or the Securities and Exchange Commission’s website located at http://www.sec.gov/edgar/searchedgar/webusers.htm).

SECTION 5.02.  Negative Covenants.  So long as any Loan shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Banks:

(a)  Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance of any kind, (excluding Purchase Claims, to the extent that such Purchase Claims could be deemed to constitute liens or security interests), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income

(excluding any assignment of accounts receivable arising out of or in connection with the sale or securitization by the Borrower or any Subsidiary of its accounts receivable giving rise to Purchase Claims), in each case to secure or provide for the payment of any Debt of any Person, if the aggregate amount of the Debt so secured (or for which payment has been provided) would at any time exceed an amount equal to 10% of Consolidated Net Tangible Assets.

(b)  Mergers, Etc.  (i)  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, or (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or (iii) together with one or more of its consolidated Subsidiaries, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its consolidated Subsidiaries (whether now owned or hereafter acquired) to any Person; except that any Subsidiary of the Borrower may merge or consolidate with or into, or transfer assets to, or acquire assets of, the Borrower or any other Subsidiary of the Borrower and except that any Subsidiary of the Borrower may merge into or transfer assets to the Borrower and the Borrower may merge with, and any Subsidiary may merge or consolidate with or into, any other Person, provided in each case that, immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, would exist and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

SECTION 5.03.  Financial Covenant.  So long as any Loan shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing, maintain at all times during each fiscal year of the Borrower, Consolidated Net Worth of not less than $9,000,000,000.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  The Borrower shall fail to pay (i) any principal of any of the Loans when the same becomes due and payable, or (ii) any interest on any of the Loans, or any undrawn commitment fee, other fee or other amount payable by it hereunder by the later of (A) five (5) Business Days after such item has become due and (B) two (2) Business Days after receipt of written notice from the Agent that such item has become due; or

(b)  Any representation or warranty made by the Borrower herein, or by the Borrower (or any of its officers) in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

(c)  The Borrower shall fail to perform or observe (i) any covenant or agreement made by it contained in subsection (a) or (f)(iv) of Section 5.01 or in Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement or the Fee Letter on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been received by the Borrower; or

(d)  Any of the following shall occur:

(i)  the Borrower or any Subsidiary of the Borrower (other than CFSC and its Subsidiaries) shall fail to pay any principal of, premium or interest on, or other amount owing in respect of any of its Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding, in each case, Debt consisting of the Borrower’s obligations hereunder or under the Other Credit Agreements) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or

(ii)  the Borrower or any Subsidiary of the Borrower (other than CFSC and its Subsidiaries) shall fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any such Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding, in each case, Debt consisting of the Borrower’s obligations hereunder or under the Other Credit Agreements), when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt or such Debt has been accelerated and such acceleration has not been rescinded, or

(iii)  any amount of Debt in excess of $50,000,000 in the aggregate shall be required to be prepaid, defeased, purchased or otherwise acquired by the Borrower or any Subsidiary of the Borrower (other than CFSC and its Subsidiaries), other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, or

(iv)  any “Event of Default” shall occur with respect to the Borrower under any of the Other Credit Agreements, or

(e)  The Borrower or any of its Subsidiaries (other than CFSC and its Subsidiaries) shall generally not pay its debts as such debts become due, or an officer or other authorized representative of the Borrower or such Subsidiary shall admit in writing the Borrower’s or such Subsidiary’s inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by the Borrower or any of its Subsidiaries (other than CFSC and its Subsidiaries) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or any such proceeding shall be instituted against the Borrower or any of its Subsidiaries (other than CFSC and its Subsidiaries) and either an order for relief against the Borrower or such Subsidiary is entered in such proceeding or such proceeding is not dismissed within forty-five (45) days; or the Borrower or any of its Subsidiaries (other than CFSC and its

Subsidiaries) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, however, that the filing of one or more of the proceedings and/or the occurrence of one or more of the other events described in this Section 6.01(e) with respect to any Insignificant Subsidiary shall not constitute an Event of Default hereunder until such time as the aggregate of the asset values, as reasonably determined by the Borrower in accordance with generally accepted accounting principles, of all Insignificant Subsidiaries subject to the proceedings and/or other events described in this Section 6.01(e) equals or exceeds $250,000,000 (with each Insignificant Subsidiary’s asset value being determined, for purposes of this clause (e), on the date on which such filing or other event commences or otherwise initially occurs with respect to such Insignificant Subsidiary and with such value remaining in effect for such Insignificant Subsidiary once determined); or

(f)  Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than CFSC and its Subsidiaries) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)  (i) A Plan of the Borrower shall fail to satisfy the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or (ii) an ERISA Termination Event shall have occurred with respect to the Borrower or an ERISA Affiliate or the Borrower or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iii) the Borrower or an ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor, or (iv) the Borrower or an ERISA Affiliate shall fail to pay any required installment or any other payment required under Section 412 or Section 430 of the Code on or before the due date for such installment or other payment, or (v) the Borrower or an ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan, which will have a material adverse effect upon the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; or

(h)  a Change of Control; or

(i)  any material provision of this Agreement for any reason ceases to be the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (or the Borrower shall so assert in writing);

then, and in any such event (other than, on or prior to the Closing Date, an Event of Default arising under Section 6.01(b) as a result of representations and warranties (other than the Specified Representations) made or deemed made by the Borrower hereunder), the Agent (x)

shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Commitment of each Bank to be terminated, whereupon the same shall forthwith terminate, and (y) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, upon the occurrence of any Event of Default with respect to the Borrower described in Section 6.01(e), the Commitment of each Bank shall automatically be terminated and the Loans, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
AGENCY

SECTION 7.01.  Appointment and Authority.  Each Bank hereby appoints JPMorgan to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

SECTION 7.02.  Agent Individually.  (a)  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

(b)  Each Bank understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its Affiliates.  Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of the Agent’s Group.  None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Agent to the Banks.

(c)  Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder).  Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank.  None of (i) this Agreement or the Notes, (ii) the receipt by the Agent’s Group of information (including the Information Memorandum) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

SECTION 7.03.  Duties of Agent; Exculpatory Provisions.  (a)  The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall have no duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, the Agent shall have no duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

(b)  The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Event of Default or the event or events that give or may give rise to any Event of Default unless and until the Borrower or any Bank shall have given notice to the Agent describing such Event of Default and such event or events.

(c)  Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the Notes or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)  Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 7.04.  Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan, and in the case of a Borrowing, such Bank shall not have made available to the Agent such Bank’s ratable portion of such Borrowing.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05.  Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder, by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 7.06.  Resignation of Agent.  The Agent may at any time give notice of its resignation to the Banks and the Borrower.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation (such 60-day period, the “Bank Appointment Period”), then the retiring Agent may on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Banks, a successor Agent, the retiring Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 7.07.  Non-Reliance on Agents and Other Banks.  (a)  Each Bank confirms to the Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, the Arranger, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b)  Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, the Arranger, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement, based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, the Arranger, any other Bank or any of their respective Related

Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement, based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A)  the financial condition, status and capitalization of the Borrower;

(B)  the legality, validity, effectiveness, adequacy or enforceability of this Agreement, the Notes (with respect to any Bank that has requested a Note), and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection herewith or therewith;

(C)  determining compliance or non-compliance with any condition hereunder to the making of a Loan hereunder, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition subject to confirmation by the Agent of its receipt of items requested to be delivered as conditions to lending pursuant to Section 3.01 hereof;

(D)  adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, the Arranger, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection herewith or therewith.

SECTION 7.08.  No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Arranger shall not have any duties or responsibilities under this Agreement.

SECTION 7.09.  Indemnification.  To the extent not reimbursed by the Borrower in accordance with Section 8.04 hereof, the Banks agree to indemnify the Agent and the Arranger ratably according to the respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Arranger in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Arranger under this Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the Arranger’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent or the Arranger promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable outside counsel fees) incurred by the Agent or the Arranger in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agent or the Arranger are not reimbursed for such expenses by the Borrower.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.

(a)  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:  (i) waive any of the conditions specified in Section 3.01, (ii) increase the Commitments of the Banks or subject the Banks to any additional obligations, (iii) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder or for termination of the Commitments, (v) change the definition of “Majority Banks,” or the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks, or any of them, to take any action hereunder, (vi) change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby or (vii) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Borrower and the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

(b)  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Majority Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Majority Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase the Commitment of such Defaulting Bank or subject such Defaulting Bank to any additional obligations, postpone the date fixed for any payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal of, or interest on, the Loans or any fees or other amounts owing to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.

SECTION 8.02.  Notices; Communications, Etc.

(a)  All notices, demands, requests, consents and other Communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail, except with respect to (x) service of process to any party or (y) communications to any Bank that has previously notified the Agent and the Borrower that electronic mail is not an acceptable delivery method), and addressed to the party to be notified as follows:

(i)  if to the Borrower

Caterpillar Inc.

100 N.E. Adams Street

Peoria, Illinois 61629-5370

Attention of: Manager - Corporate Finance Services

Telecopier No.: 309-675-4315

E-Mail Address:  McNaught_G_Dean@cat.com

with a copy to:

Caterpillar Inc.

100 N.E. Adams Street

Peoria, Illinois 61629-6490

Attention: Legal Services — Securities Group

Telecopier No.: 309-494-1467

E-Mail Address: Eppel_Desmond@cat.com

(ii)  if to the Agent

JPMorgan Chase Bank

Loan and Agency Services Group

1111 Fannin Street, 8th floor

Houston, TX 77002

Attention of:  Sheila King

(Telecopy No. (713) 750-2878)

with a copy to

JPMorgan Chase Bank

270 Park Avenue

New York, NY 10017

Attention of:  Robert P. Kellas

(Telecopy No.  (212) 270-5100)

(iv)  if to any other Bank, to its address (or telecopier number or e-mail address) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Borrower or the Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Agent.

(b)  Except as otherwise provided in this Agreement, all notices, demands, requests, consents and other Communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received by the intended recipient, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by this Section 8.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved

Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when received by the intended recipient; provided, however, that notices and communications to the Agent pursuant to Article II or Article VII shall not be effective until received by the Agent.  If any notice, demand, request or other communication related to an Event of Default (including, without limitation, any notice of a failure to make a required payment), is delivered by the Agent or any Bank to the Borrower by electronic mail or any other telecommunications device, the Agent or such Bank, as applicable, shall promptly deliver a duplicate copy of such notice, demand, request or other communication to the Borrower by hand (including by overnight courier service) or by mail.

(c)  Notwithstanding clauses (a) and (b) (unless the Agent and the Borrower agree that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Agent to covenant.compliance@jpmorgan.com or such other electronic mail address (or similar means of electronic delivery) as the Agent may notify to the Borrower.  Nothing in this clause (c) shall prejudice the right of the Agent or any Bank to deliver any Communication to any Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(d)  Each of the Banks and each Borrower agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Banks by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e)  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and, subject to subsection (f) below, understands and assumes the risks of such distribution.

(f)  THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT FOR ERRORS OR OMISSIONS RESULTING FROM AGENT’S OR AGENT GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(g)  Each of the Banks and the Borrower agree that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.

SECTION 8.03.  No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.  Costs, Expenses and Taxes.  (a)  The Borrower agrees to pay on written demand all reasonable costs and expenses of the Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Arranger with respect thereto and with respect to advising the Agent and the Arranger as to their rights and responsibilities under this Agreement.  The Borrower further agrees to pay all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Banks), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder.

(b)  If any payment of principal of any Eurodollar Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 2.03 or acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts as such Bank shall reasonably determine in good faith to be required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment.  Such indemnification shall include, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Loan;

provided, however, that any indemnification for such losses, costs and expenses shall be limited to an amount equal to (i) the principal amount of the Loan paid by the Borrower times (ii) the number of days remaining in the Interest Period applicable to such Loan, divided by 360, times (iii) the interest differential between the interest rate applicable to such Loan and the rate of interest which would apply on an Loan to the Borrower of the same Type requested on the date of such payment by the Borrower for an Interest Period which most nearly approximates the remaining term of the Interest Period applicable to the Loan paid by the Borrower.  A certificate describing in reasonable detail the amount of such losses, costs and expenses, and specifying therein the Type of loan in reference to which such Bank shall have made its calculations thereof (the “Reference Investment”), submitted to the Borrower and the Agent by such Bank, shall create a rebuttable presumption of the rate applicable to the Reference Investment identified therein.  In making any determination under this Section 8.04(b), each Bank shall use reasonable efforts to minimize the amount payable by the Borrower hereunder to such Bank, provided that such action does not result in any additional cost, loss or expense for such Bank and is not otherwise disadvantageous to such Bank.

(c)  The Borrower agrees to indemnify and hold harmless each of the Agent, each Bank, the Arranger and each of their Related Parties, directors, officers and employees from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of outside counsel) which may be incurred by or asserted against the Agent, such Bank, the Arranger or any of its or their respective Affiliates, directors, officers, members, partners, agents, or employees in connection with or arising out of the loan documentation or the transactions contemplated hereby, including but not limited to any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not the Agent, such Bank, the Arranger or any such Affiliate, director, officer or employee is a party to such transactions or (ii) related to the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, members, partners, agents, directors or employees in connection therewith.  The Borrower shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses (x) arising out of the gross negligence or willful misconduct of such indemnified Person or (y) that result from the violation by such indemnified Person of any law, regulation, ordinance, or judicial or governmental agency order.

(d)  The Borrower’ obligations under this Section 8.04 shall survive the termination of this Agreement and repayment of all Loans.

SECTION 8.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this

Agreement or such Note and although such obligations may be unmatured.  Each Bank agrees to immediately notify the Borrower and the Agent by telecopy or other electronic transmission after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

SECTION 8.06.  Binding Effect.  This Agreement shall be deemed to have become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Banks.

SECTION 8.07.  Assignments and Participations.  (a)  (i)  Each Bank may, upon not less than one (1) Business Day’s prior notice to the Agent and with the prior written consent of the Agent and the Borrower (which consents shall not be unreasonably withheld or delayed; provided, that the Borrower shall be deemed to have consented to any assignment unless the Borrower shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required in connection with any assignment (x) to a Bank, a Bank’s Affiliate or a Permitted Assignee or (y) to an Eligible Financial Institution if an Event of Default has occurred and is continuing) assign to one or more of such Bank’s Affiliates or to one or more other Banks (or to any Affiliate of such Bank) or to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note held by it); provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement, and shall be in an amount not less than the lesser of (x) $5,000,000 and (y) the remaining amount of the assigning Bank’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if such Bank’s Commitment has been terminated), (B) no such assignment shall result in any Bank having a Commitment which is more than 20% of the Total Commitment, (C) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance (but not consent), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, other than in connection with assignments to a Bank’s Affiliate, a processing and recordation fee of $3,500, and (D) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to a Defaulting Bank.

(ii)  Upon such execution, delivery and acceptance of any such Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date (if any), have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto and thereto).  Notwithstanding any assignment, each assigning Bank shall continue to have the benefits and obligations of a “Bank” under Sections 2.11, 8.04 and 8.12 hereof to the extent of any Commitments or Loans assigned in accordance herewith.

(b)  By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto; and (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto.

(c)  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be prima facie evidence of such matters, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with the Notes, if any, subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note a new Note, if requested, to the order of such assignee and, if the assigning Bank has retained a Commitment hereunder and requested a new Note, a new Note to the order of the assigning Bank.  Such new Note or Notes, if requested, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(e)  Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note, if any, held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower, the other Banks and the Agent for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Bank will not, without the consent of the participant, agree to any amendment, modification or waiver described in clause (ii), (iii) or (iv) of Section 8.01(a) that affects such participant.

(f)  Notwithstanding the foregoing, any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including, without limitation, rights to payments of principal of and/or interest on the Loans) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Bank, without prior notice to or consent of the Borrower or the Agent; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 8.08.  Governing Law; Submission to Jurisdiction; Service of Process.  (a)  This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Laws of the State of New York but otherwise without regard to the conflict of law principles thereof).

(b)  Each of the Agent, the Banks and the Borrower hereby (i) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any action or proceeding brought in accordance with Section 8.08(c); and (ii) agrees that a final judgment in any action brought in accordance with Section 8.08(c) or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing or delivery of a copy of such process to The Corporation Trust Company, as its agent for the purpose of accepting such process, at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

(c)  The Borrower irrevocably submits to the exclusive jurisdiction of (A) any New York State or United States federal court sitting in New York City (and any appellate court hearing appeals from any such court) and (B) any Illinois State or United States federal court sitting in Chicago, Illinois (and any appellate court hearing appeals from any such court), in each case, in connection with any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court sitting in New York City or Illinois State court sitting in Chicago, Illinois or, to the extent permitted by law, in such federal court sitting in New York City or Chicago, Illinois.  Each of the Agent and the Banks hereby submits to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City (and any appellate court hearing appeals from any such court).

(d)  Nothing in this Section 8.08 shall affect the right of the Borrower, the Agent or any Bank to serve legal process in any other manner permitted by law.

SECTION 8.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  A facsimile or PDF copy of any signature hereto shall have the same effect as the original of such signature.

SECTION 8.10.  Waiver of Jury Trial.  EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY NOTE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

SECTION 8.11.  USA Patriot Act Notification.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Accordingly, when the Borrower opens an account, the Agent and the Banks will ask for the Borrower’s name, tax identification number (if applicable), business address, and other information that will allow the Agent and the Banks to identify the Borrower.  The Agent and the Banks may also ask to see the Borrower’s legal organizational documents or other identifying documents.

SECTION 8.12.  Confidentiality.  Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary procedures, so long as such procedures provide for a reasonable standard of care (with such standard of care being at least the same standard of care as such Person would exercise to maintain the confidentiality of its own confidential information), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, members, officers, employees, agents, advisors and other representatives who are involved in the transactions contemplated hereby or otherwise have a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required, in the reasonable determination of the disclosing party, by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) including in connection with any pledge or assignment permitted under Section 8.07(f), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the administration of the facility and the exercise of any remedies hereunder or under any other document related to or executed in connection herewith or any action or proceeding relating to this Agreement or any other document related to or executed in connection herewith or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (except that such agreement shall not contain the exceptions listed in (i) through (iv) of this clause (f)), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, members, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to this Agreement, the obligations of the Borrower hereunder or payments hereunder, (iii) to any rating agency when required by it (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or (iv) the CUSIP Service Bureau or any similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any other breach of an obligation of confidentiality or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided, that, prior the Closing Date, the Company Letter (as defined in the Merger Agreement) and all information therein shall be subject to the respective confidentiality agreements executed by the Borrower and the Banks with respect thereto.

For purposes of this Section, “Information” means all information received from the Borrower or any of their respective Subsidiaries relating to the Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank, on a nonconfidential basis prior to disclosure by the Borrower or any of their respective Subsidiaries, provided that, in the case of information received from the Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care.

SECTION 8.13.  Treatment of Information.  (a)  Certain of the Banks may enter into this Agreement and take or not take action hereunder or thereunder on the basis of information that does not contain Restricting Information.  Other Banks may enter into this Agreement and take or not take action hereunder or thereunder on the basis of information that may contain Restricting Information.  Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning an issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information.  In particular, none of the Agent nor any of its Related Parties (i) shall have, and the Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank’s policies or procedures regarding the safeguarding of material, nonpublic information or such Bank’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower or any Bank or any of their respective Related Parties arising out of or relating to the Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(b)  The Borrower agrees that (i) all Communications it provides to the Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.12) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Agent or any of its Affiliates incur any liability to the Borrower, any Bank or any other Person for any action taken by the Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information.  Nothing in this Section 8.13 shall modify or limit a Bank’s obligations under Section 8.12 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)  Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Bank’s Administrative Questionnaire.  Each Bank agrees to notify the Agent from time to time of such Bank’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)  Each Bank acknowledges that Communications delivered hereunder may contain Restricting Information and that such Communications are available to all Banks generally.  Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agent and other Banks may have access to Restricting Information that is not available to such electing Bank.  None of the Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)  The provisions of the foregoing clauses of this Section 8.13 are designed to assist the Agent, the Banks and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or other information provided to the Banks hereunder or thereunder may contain Restricting Information.  Neither the Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or any Bank’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and the Borrower assumes the risks associated therewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

CATERPILLAR INC.

By:	/s/ Edward J. Scott
	Name:	Edward J. Scott
	Title:	Treasurer

JPMORGAN CHASE BANK, N.A., as Agent and as Bank

By:	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Executive Director

BANK OF AMERICA, N.A.

By:	/s/ Brian Lukehart
	Name:	Brian Lukehart
	Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

CITIBANK, N.A.

By:	/s/ James M. Buchanan
	Name:	James M. Buchanan
	Title:	Vice President

Societe Generale

By:	/s/ Mrs. Anne Chassereau
	Name:	Mrs. Anne Chassereau
	Title:	Managing Director — Strategic and Acquisition Finance

THE ROYAL BANK OF SCOTLAND PLC

By:	/s /L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

STANDARD CHARTERED BANK

By:	/s/ Richard VandeBerghe
	Name:	Richard VandeBerghe
	Title:	Director

By:	/s/ Robert Reddington
	Name:	Robert Reddington
	Title:	Associate, Credit Documentation Manager

Australia and New Zealand Banking Group Limited

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

WESTPAC BANKING CORPORATION

By:	/s/ Bradley Scammell
	Name:	Bradley Scammell
	Title:	Head of Corporate & Institutional Banking Americas

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James N. DeVries
	Name:	James N. DeVries
	Title:	Senior Vice President

BNP PARIBAS

By:	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Director

By:	/s/ Nicole Mitchell
	Name:	Nicole Mitchell
	Title:	Vice President

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

By:	/s/ Padraig Matthews
	Name:	Padraig Matthews
	Title:	Vice President

KBC BANK N.V., New York Branch

By:	/s/ Patrick Daems
	Name:	Patrick Daems
	Title:	General Manager

By:	/s/ Olivier Smekens
	Name:	Olivier Smekens
	Title:	Vice President

LLOYDS TSB BANK PLC

By:	/s/ Windsor Davies
	Name:	Windsor Davies
	Title:	Managing Director

By:	/s/ Deborah Carlson
	Name:	Deborah Carlson
	Title:	Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Meredith Majesty
	Name:	Meredith Majesty
	Title:	Authorized Signatory

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Banco Bilbao Vizcaya Argentaria S.A. — New York Branch

By:	/s/ Michael D. Anna
	Name:	Michael D. Anna
	Title:	Executive Director

By:	/s/ Guilherme Gobbo
	Name:	Guilherme Gobbo
	Title:	Vice-President

Commerzbank AG, — New York and Grand Cayman Branches

By:	/s/ Patrick Hartweger
	Name:	Patrick Hartweger
	Title:	Senior Relationship Manager

By:	/s/ Peter Wesemeier
	Name:	Peter Wesemeier
	Title:	Relationship Manager

HSBC Bank USA, National Association

By:	/s/ Paul L. Hatton
	Name:	Paul L. Hatton
	Title:	Managing Director

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Debbi L. Brtto
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON

By:	/s/ John T. Smathers
	Name:	John T. Smathers
	Title:	First Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Margaret V. Tomaszek
	Name:	Margaret V. Tomaszek
	Title:	Vice President

Industrial and Commercial Bank of China Limited, New York Branch

By:	/s/ Xintao Luo
	Name:	Xintao Luo
	Title:	Deputy General Manager

WestLB AG, New York Branch

By:	/s/ Peter Badura
	Name:	Peter Badura
	Title:	Managing Director

By:	/s/ Nuray Kucukarslan
	Name:	Nuray Kucukarslan
	Title:	Manager

SCHEDULE I

COMMITMENTS

BANK	COMMITMENT
JPMorgan Chase Bank, N.A.	$2,171,500,000
Bank of America, N.A.	$659,400,000
Barclays Bank PLC	$659,400,000
Citibank, N.A.	$659,400,000
Société Générale	$659,400,000
The Royal Bank of Scotland PLC	$659,400,000
Standard Chartered Bank	$344,000,000
Australia and New Zealand Banking Group Limited	$265,000,000
Westpac Banking Corporation	$265,000,000
U.S. Bank National Association	$215,000,000
BNP Paribas	$172,000,000
ING Bank N.V., Dublin Branch	$172,000,000
KBC Bank N.V., New York Branch	$172,000,000
Lloyds TSB Bank PLC	$172,000,000
Royal Bank of Canada	$172,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$172,000,000
Banco Bilbao Vizcaya Argentaria S.A. - New York Branch	$129,000,000
Commerzbank AG, New York and Grand Cayman Branches	$129,000,000
HSBC Bank USA, National Association	$129,000,000
Toronto Dominion (Texas) LLC	$129,000,000
Goldman Sachs Bank USA	$107,500,000
The Bank of New York Mellon	$107,500,000
The Northern Trust Company	$107,500,000
Industrial and Commercial Bank of China Limited, New York Branch	$86,000,000
WestLB AG, New York Branch	$86,000,000
Total	$8,600,000,000

SCHEDULE 4.01(h)

ERISA MATTERS

In August 2010 Electro-Motive Diesel, Inc. (“EMD”) became a wholly owned indirect subsidiary of Caterpillar.  As a result of an actuarial miscalculation, the third quarter 2009 payment of the minimum required contribution under the Individual Retirement Plan for Hourly Employees of EMD, payable October 15, 2009, was $1,905 less than the required minimum amount due on that date.  This shortfall continued, but did not increase, with the following quarterly payment on January 15, 2010.  The shortfall plus a related penalty of $88 was included as part of the final payment for the minimum required contribution for 2009 on September 15, 2010.